EXHIBIT 99.1

For Immediate Release: March 27, 2017

Media Contacts:

Jennifer Nahas
Griffin Capital Company, LLC
jnahas@griffincapital.com
Office Phone: 949-270-9332

Joseph Kuo / Matthew Griffes
Haven Tower Group LLC
jkuo@haventower.com or mgriffes@haventower.com
424 652 6520 ext. 101 or ext. 103

Griffin Capital Essential Asset REIT II Reports
2016 Results

EL SEGUNDO, Calif. (March 27, 2017) - Griffin Capital Essential Asset REIT II, Inc. (the “REIT") announced its operating results for the year ended December 31, 2016.

Kevin Shields, Chairman and Chief Executive Officer of the REIT commented, “We're very pleased that Griffin Capital Essential Asset REIT II has generated substantial revenue growth compared to a year ago, combined with significant enhancements to the Company's portfolio of properties through our acquisition of additional top quality commercial real estate leased to well-established global corporate tenants. As we move forward, we'll continue to focus on generating net rental revenue based on tenants and guarantors with investment grade ratings, utilizing our unparalleled expertise as both investors and highly disciplined operators in the commercial real estate space. Reflecting our achievements on a year-to-date basis, we have continued to deliver consistent cash distributions to our stockholders, while growing the Company’s portfolio."

As of December 31, 2016, our portfolio consisted of 25 properties (33 buildings) encompassing approximately 7.1 million square feet of space in 15 states with a total acquisition value of approximately $1.1 billion.

Highlights and Accomplishments in 2016 and Results as of December 31, 2016:

•	The total capitalization(1) of our portfolio was approximately $1.2 billion.

•	Our weighted average remaining lease term was approximately 11.4 years with average annual rent increases of approximately 2.2%.

•	Our portfolio is 100% leased and occupied(2).

•
Approximately 87.7% of our portfolio’s net rental revenue(3) was generated by properties leased to tenants and/or guarantors with investment grade credit ratings or whose non-guarantor parent companies have investment grade ratings(4).

•
Net loss attributable to common stockholders was approximately $6.1 million or $0.12 per basic and diluted share for the year ended December 31, 2016 compared to $17.2 million loss or $1.19 per basic and diluted share for the same period in 2015.

•	Total revenue for the year ended December 31, 2016 was approximately $62.8 million, representing year-over-year growth of 150% from the same period in 2015.

•
Modified funds from operations, or MFFO, as defined by the Investment Program Association (IPA), was approximately $22.0 million for the year, representing year-over-year growth of approximately 284.4% for the same period in 2015. Funds from operations, or FFO, was approximately $21.8 million and ($5.2) million for the years ended December 31,

2016 and 2015, respectively. Please see financial reconciliation tables and notes at the end of this release for more information regarding MFFO and FFO.

•
Our Adjusted EBITDA, as defined per our credit facility agreement, was approximately $12.7 million for the quarter with a fixed charge and interest coverage ratio of 5.25 each. Please see financial reconciliation tables and notes at the end of this release for more information regarding Adjusted EBITDA and related ratios.

•	As of December 31, 2016, we raised approximately $704.5 million in our public offering of common stock.

•	For the year ended December 31, 2016, we paid and declared distributions of approximately $27.6 million, including distributions reinvested through the distribution reinvestment plan.

•
During the fourth quarter of 2016, we acquired four properties located in four states for approximately $333.8 million. These properties are leased on a triple-net basis and in their entirety to 3M Company, Amazon.com.dedc, LLC, Zoetis Services LLC, and Southern Company Services, Inc.

•	As of December 31, 2016, our debt to total real estate acquisition value was 42.7%.

•	On November 22, 2016, we exercised our right to increase the total commitments on our revolving credit facility from $410 million to $550 million.

Significant Events Subsequent to December 31, 2016

•
On January 31, 2017, we acquired a property for a purchase price of approximately $14.8 million, consisting of approximately 70,300 net rentable square feet, located in Lone Tree, CO. This property is currently leased on a triple-net basis to Allstate Insurance Company through November 2026.

About Griffin Capital Essential Asset REIT II
Griffin Capital Essential Asset REIT II, Inc. is a publicly registered non-traded REIT focused on acquiring a portfolio consisting primarily of single tenant business essential properties throughout the United States, diversified by corporate credit, physical geography, product type, and lease duration. As of January 31, 2017, Griffin Capital Essential Asset REIT II, Inc. has acquired 34 office and industrial buildings totaling approximately 7.2 million rentable square feet and asset value of approximately $1.1 billion. Griffin Capital Essential Asset REIT II, Inc. is one of several REITs sponsored or co-sponsored by Griffin Capital Company, LLC.

About Griffin Capital Company, LLC
Led by senior executives with more than two decades of real estate experience collectively encompassing over $22 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed approximately 58.6 million square feet of space since 1995. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 42 million square feet of space, located in 30 states and the United Kingdom, representing approximately $7.4 billion(5) in asset value, based on purchase price, as of December 31, 2016. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the annual report on Form 10-K as filed with the Securities and Exchange Commission. This is neither an offer nor a solicitation to purchase securities.

______________________________________________________________________________________________________
1 Total capitalization includes the outstanding debt balance, plus total equity raised in our public offering, net of redemptions.
2 There is no guarantee that our properties will remain 100% leased.
3 Net rent is based on (a) the contractual base rental payments assuming the lease requires the tenant to reimburse us for certain operating expenses or the property is self-managed by the tenant and the tenant is responsible for all, or substantially all, of the operating expenses; or (b) contractual rent payments less certain operating expenses that are our responsibility for the 12-month period subsequent to December 31, 2016 and includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenant will perform its obligations under its lease agreement during the next 12 months.

4 Of the 87.7% net rent, 73.6% is from Nationally Recognized Statistical Rating Organization (NRSRO) credit rating, with the remaining 14.1% being from non-NRSRO, but having a rating that is equivalent to a NRSRO investment grade rating. Bloomberg’s default risk rating is one example of a non-NRSRO rating.
5 Includes information related to interests in joint ventures.

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$49,340,185	$17,609,981
Restricted Cash	14,221,311	—
Real estate:
Land	117,569,491	53,229,574
Building	787,998,830	353,083,087
Tenant origination and absorption cost	227,407,041	110,652,188
Construction in progress	79,993	—
Total real estate	1,133,055,355	516,964,849
Less: accumulated depreciation and amortization	(39,954,771)	(12,060,635)
Total real estate, net	1,093,100,584	504,904,214
Above market leases, net	3,527,854	—
Real estate acquisition deposits	250,000	8,950,000
Deferred rent	5,424,033	1,500,086
Other assets, net	18,612,308	3,755,692
Total assets	$1,184,476,275	$536,719,973
LIABILITIES AND EQUITY
Debt:
Revolving Credit Facility	$330,271,808	$135,940,517
AIG Loan	126,199,639	126,013,457
Total debt	456,471,447	261,953,974
Restricted reserves	55,797,648	104,951
Accrued expenses and other liabilities	21,527,126	7,011,243
Distributions payable	1,494,119	556,246
Due to affiliates	22,481,213	2,323,696
Below market leases, net	55,319,151	35,262,532
Total liabilities	613,090,704	307,212,642
Commitments and contingencies (Note 11)
Common stock subject to redemption	16,929,838	4,566,044
Stockholders' equity:
Preferred Stock, $0.001 par value, 200,000,000 shares authorized; no shares outstanding, as of December 31, 2016 and 2015	—	—
Common Stock, $0.001 par value, 700,000,000 shares authorized; 70,939,647 and 28,556,170 Class A, Class T and Class I shares outstanding, as of December 31, 2016 and December 31, 2015, respectively.	70,939	28,556
Additional paid-in capital	615,652,878	250,757,479
Cumulative distributions	(38,405,155)	(8,257,717)
Accumulated deficit	(23,787,855)	(17,684,220)
Accumulated other comprehensive income	841,234	—
Total stockholders' equity	554,372,041	224,844,098
Noncontrolling interests	83,692	97,189
Total equity	554,455,733	224,941,287
Total liabilities and equity	$1,184,476,275	$536,719,973

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2016	2015	For the Period from February 11, 2014 (Date of Initial Capitalization) through December 31, 2014
Revenue:
Rental income	$51,402,994	$21,215,843	$—
Property expense recovery	11,409,460	3,933,180	—
Total revenue	62,812,454	25,149,023	—
Expenses:
Asset management fees to affiliates	6,412,577	2,623,770	—
Property management fees to affiliates	1,052,461	333,016	—
Property operating	4,427,715	1,316,891	—
Property tax	7,045,713	2,713,373	—
Acquisition fees and expenses to non-affiliates	1,112,872	3,058,497	—
Acquisition fees and expenses to affiliates	6,175,812	10,876,098	—
General and administrative	2,804,249	1,884,983	438,806
Corporate operating expenses to affiliates	1,622,165	1,936,626	—
Depreciation and amortization	27,894,136	12,060,635	—
Total expenses	58,547,700	36,803,889	438,806
Income (Loss) from operations	4,264,754	(11,654,866)	(438,806)
Interest expense	(10,384,119)	(4,851,048)	(55,786)
Other income	13,015	261	—
Net loss	(6,106,350)	(16,505,653)	(494,592)
Distributions to redeemable preferred unit holders	—	(397,803)	—
Preferred units redemption premium	—	(375,000)	—
Less: Net loss attributable to noncontrolling interests	2,715	30,852	57,976
Net loss attributable to common stockholders	$(6,103,635)	$(17,247,604)	$(436,616)
Net loss per share, basic and diluted	$(0.12)	$(1.19)	$(0.86)
Weighted average number of common shares	50,712,589	14,479,960	508,797

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
Funds from Operations and Modified Funds from Operations
(Unaudited)

Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Additionally, publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start-up entities may also experience significant acquisition activity during their initial years, we believe that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases.
In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts (“NAREIT”) promulgated a measure known as funds from operations (“FFO”). FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, adding back asset impairment write-downs, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures and preferred distributions. Because FFO calculations exclude such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than we do, making comparisons less meaningful.
The Investment Program Association (“IPA”) issued Practice Guideline 2010-01 (the “IPA MFFO Guideline”) on November 2, 2010, which extended financial measures to include modified funds from operations (“MFFO”). In computing MFFO, FFO is adjusted for certain non-operating cash items such as acquisition fees and expenses and certain non-cash items such as straight-line rent, amortization of in-place lease valuations, amortization of discounts and premiums on debt investments, nonrecurring impairments of real estate-related investments, mark-to-market adjustments included in net income (loss), and nonrecurring gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis.
Management is responsible for managing interest rate, hedge and foreign exchange risk. To achieve our objectives, we may borrow at fixed rates or variable rates. In order to mitigate our interest rate risk on certain financial instruments, if any, we may enter into interest rate cap agreements or other hedge instruments and in order to mitigate our risk to foreign currency exposure, if any, we may enter into foreign currency hedges. We view fair value adjustments of derivatives, impairment charges and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of on-going operations and are therefore typically adjusted for when assessing operating performance.
Additionally, we believe it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations, assessments regarding general market conditions, and the specific performance of properties owned, which can change over time. No less frequently than annually, we evaluate events and changes in circumstances that could indicate that the carrying amounts of real estate and related intangible assets may not be recoverable. When indicators of potential impairment are present, we assess whether the carrying value of the assets will be recovered through the future undiscounted operating cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) expected from the use of the assets and the eventual disposition. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of MFFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges through operational net revenues or cash flows prior to any liquidity event.

We adopted the IPA MFFO Guideline as management believes that MFFO is a beneficial indicator of our on-going portfolio performance and ability to sustain our current distribution level. More specifically, MFFO isolates the financial results of the REIT’s operations. MFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, MFFO for the period presented may not be indicative of future results or our future ability to pay our dividends. By providing FFO and MFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities. MFFO also allows for a comparison of the performance of our portfolio with other REITs that are not currently engaging in acquisitions, as well as a comparison of our performance with that of other non-traded REITs, as MFFO, or an equivalent measure, is routinely reported by non-traded REITs, and we believe often used by analysts and investors for comparison purposes. As explained below, management’s evaluation of our operating performance excludes items considered in the calculation of MFFO based on the following economic considerations:

•
Revenues in excess of cash received, net. Most of our leases provide for periodic minimum rent payment increases throughout the term of the lease. In accordance with GAAP, these contractual periodic minimum rent payment increases during the term of a lease are recorded to rental revenue on a straight-line basis in order to reconcile the difference between accrual and cash basis accounting. As straight-line rent is a GAAP non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of straight-line rent to arrive at MFFO as a means of determining operating results of our portfolio. In addition, when applicable, in conjunction with certain acquisitions, we may enter into a master escrow or lease agreement with a seller, whereby the seller is obligated to pay us rent pertaining to certain spaces impacted by existing rental abatements. In accordance with GAAP, these proceeds are recorded as an adjustment to the allocation of real estate assets at the time of acquisition, and, accordingly, are not included in revenues, net income, or FFO. This application results in income recognition that can differ significantly from current contract terms. By adjusting for this item, we believe MFFO is reflective of the realized economic impact of our leases (including master agreements) that is useful in assessing the sustainability of our operating performance.

•
Amortization of in-place lease valuation. Acquired in-place leases are valued as above-market or below-market as of the date of acquisition based on the present value of the difference between (a) the contractual amounts to be paid pursuant to the in-place leases and (b) management's estimate of fair market lease rates for the corresponding in-place leases over a period equal to the remaining non-cancelable term of the lease for above-market leases. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities and amortized as an adjustment to rental income over the remaining terms of the respective leases. As amortization of in-place lease valuation is a non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of the amortization to arrive at MFFO as a means of determining operating results of our portfolio.

•
Acquisition-related costs. We were organized primarily with the purpose of acquiring or investing in income-producing real property in order to generate operational income and cash flow that will allow us to provide regular cash distributions to our stockholders. In the process, we incur non-reimbursable affiliated and non-affiliated acquisition-related costs, which in accordance with GAAP, are expensed as incurred and are included in the determination of income (loss) from operations and net income (loss), for property acquisitions accounted for as a business combination. These costs have been and will continue to be funded with cash proceeds from our Primary Offering or included as a component of the amount borrowed to acquire such real estate. If we acquire a property after all offering proceeds from our Primary Offering have been invested, there will not be any offering proceeds to pay the corresponding acquisition-related costs. Accordingly, unless our Advisor determines to waive the payment of any then-outstanding acquisition-related costs otherwise payable to our Advisor, such costs will be paid from additional debt, operational earnings or cash flow, net proceeds from the sale of properties, or ancillary cash flows. In evaluating the performance of our portfolio over time, management employs business models and analyses that differentiate the costs to acquire investments from the investments’ revenues and expenses. Acquisition-related costs may negatively affect our operating results, cash flows from operating activities and cash available to fund distributions during periods in which properties are acquired, as the proceeds to fund these costs would otherwise be invested in other real estate related assets. By excluding acquisition-related costs, MFFO may not provide an accurate indicator of our operating performance during periods in which acquisitions are made. However, it can provide an indication of our on-going ability to generate cash flow from operations and continue as a going concern after we cease to acquire properties on a frequent and regular basis, which can be compared to the MFFO of other non-listed REITs that have completed their acquisition activity and have similar operating characteristics to ours. Management believes that excluding these costs from MFFO provides investors with supplemental performance information that is consistent with the performance models and analysis used by management.

•
Gain or loss from the extinguishment of debt. We use debt as a partial source of capital to acquire properties in our portfolio. As a term of obtaining this debt, we will pay financing costs to the respective lender. Financing costs are presented on the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts and amortized into interest expense on a straight-line basis over the term of the debt. We consider the amortization expense to be a component of operations if the debt was used to acquire proper ties. From time to time, we may cancel certain debt obligations and replace these canceled debt obligations with new debt at more favorable terms to us. In doing so, we are required to write off the remaining capitalized financing costs associated with the canceled debt, which we consider to be a cost, or loss, on extinguishing such debt. Management believes that this loss is considered an event not associated with our operations, and therefore, deems this write off to be an exclusion from MFFO.

•
Unrealized gains (losses) on derivative instruments. These adjustments include unrealized gains (losses) from mark-to-market adjustments on interest rate swaps and losses due to hedge ineffectiveness.  The change in fair value of interest rate swaps not designated as a hedge and the change in fair value of the ineffective portion of interest rate swaps are non-cash adjustments recognized directly in earnings and are included in interest expense.  We have excluded these adjustments in our calculation of MFFO to more appropriately reflect the economic impact of our interest rate swap agreements.

For all of these reasons, we believe the non-GAAP measures of FFO and MFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and MFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and MFFO. Additionally, MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is a stated value. The use of MFFO as a measure of long-term operating performance on value is also limited if we do not continue to operate under our current business plan as noted above. MFFO is useful in assisting management and investors in assessing our on-going ability to generate cash flow from operations and continue as a going concern in future operating periods, and in particular, after the offering and acquisition stages are complete and NAV is disclosed. However, FFO and MFFO are not useful measures in evaluating NAV because impairments are taken into account in determining NAV but not in determining FFO and MFFO. Therefore, FFO and MFFO should not be viewed as a more prominent measure of performance than income (loss) from operations, net income (loss) or to cash flows from operating activities and each should be reviewed in connection with GAAP measurements.
Neither the SEC, NAREIT, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate MFFO and its use as a non-GAAP performance measure. In the future, the SEC or NAREIT may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure.
Our calculation of FFO and MFFO is presented in the following table for the years ended December 31, 2016 and 2015:

	Year Ended December 31,
	2016	2015
Net loss	$(6,106,350)	$(16,505,653)
Adjustments:
Depreciation of building and improvements	11,630,453	4,915,542
Amortization of leasing costs and intangibles	16,263,683	7,145,093
FFO/(FFO deficit)	$21,787,786	$(4,445,018)
Distributions to redeemable preferred unit holders	—	(397,803)
Distributions to noncontrolling interests	(11,000)	(11,000)
Preferred units redemption premium	—	(375,000)
FFO/(FFO deficit), adjusted for noncontrolling interest distributions	$21,776,786	$(5,228,821)
Reconciliation of FFO to MFFO:
Adjusted FFO/(FFO deficit)	$21,776,786	$(5,228,821)
Adjustments:
Acquisition fees and expenses to non-affiliates	1,112,872	3,058,497
Acquisition fees and expenses to affiliates	6,175,812	10,876,098
Revenues in excess of cash received, net	(3,699,430)	(1,500,085)
Amortization of above/(below) market rent	(3,591,640)	(1,858,029)
Unrealized gain on derivatives	(154,647)	—
Preferred units redemption premium	—	375,000
Loss on extinguishment of debt - write-off of deferred financing costs	377,097	—
MFFO	$21,996,850	$5,722,660

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
Adjusted EBITDA
(Unaudited)

	Year Ended December 31,		Quarter Ended December 31,
ADJUSTED EBITDA:	2016	2015	2016	2015

Net income/(loss)	$(6,106,350)	$(16,505,653)	$596,699	$(3,043,138)
Depreciation and amortization	27,894,136	12,060,635	8,983,949	5,415,978
Interest expense	8,601,982	3,903,360	2,419,881	2,206,059
Unused commitment fee	740,883	433,661	174,434	134,849
(Gain)/loss on swap	(154,647)	—	13,290	—
Amortization - Deferred financing costs	1,195,901	514,027	619,180	185,705
Amortization - In-place lease	(3,591,640)	(1,858,029)	(937,336)	(766,199)
Income taxes	82,270	—	(17,611)	—
Asset management fees	6,412,577	2,623,770	2,153,198	1,200,717
Property management fees (affiliated)	1,052,461	333,016	393,025	204,101
Acquisition fees and expenses	7,288,684	13,934,595	84,623	1,419,169
Deferred rent	(3,923,947)	(1,500,085)	(1,463,439)	(714,043)
	39,492,310	13,939,297	13,019,893	6,243,198
Less: Capital reserves	(901,300)	(398,235)	(321,029)	(151,938)
Adjusted EBITDA (per credit facility)	$38,591,010	$13,541,062	$12,698,864	$6,091,260

Interest expense	$8,601,982	$3,903,360	$2,419,881	$2,206,059
Cash dividends on preferred stock	—	397,803	—	31,601
	$8,601,982	$4,301,163	$2,419,881	$2,237,660

Interest Coverage Ratio	4.49	3.47	5.25	2.76
Fixed Charge Coverage Ratio	4.49	3.15	5.25	2.72